Exhibit 99.1

Foundation Medicine Announces 2016 First Quarter Results and Recent Highlights

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 3, 2016--Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its first quarter ended March 31, 2016. Highlights for the quarter included:

  Achieved first quarter revenue of $30.4 million, 57% year-over-year growth;
  Reported 8,985 clinical tests in the first quarter, 14% year-over-year growth;
  Grew the FoundationCORE™ molecular information knowledgebase, now approaching 80,000 patient cases;
  Presented analytic validation of FoundationACT™, the company’s circulating tumor DNA (ctDNA) assay;
  Publicly-released a broad pediatric data set from FoundationCORE for research purposes to enable precision medicine;
  Published 9 manuscripts in high-quality, peer-reviewed journals and delivered 41 podium and poster talks at various medical and scientific meetings.

Foundation Medicine reported total revenue of $30.4 million in the first quarter of 2016, compared to $19.3 million in the first quarter of 2015 and $26.1 million in the fourth quarter of 2015. Revenue from clinical testing in the first quarter of 2016 was $10.2 million, compared to $11.1 million in the first quarter of 2015 and $12.0 million in the fourth quarter of 2015.

The company reported 8,985 clinical tests in the first quarter of 2016, a 14% increase from the same quarter last year. This number includes 7,957 FoundationOne® tests and 1,028 FoundationOne® Heme tests.

Revenue from biopharmaceutical customers more than doubled year-over-year to $20.2 million in the first quarter of 2016, compared to $8.2 million in the first quarter of 2015 and $14.1 million in the fourth quarter of 2015. This growth was fueled by the achievement of milestone revenue during the first quarter. The results of 2,622 tests were reported to biopharmaceutical customers in this year’s first quarter.

“Foundation Medicine delivered a solid first quarter highlighted by strong revenue growth and healthy clinical volume,” said Michael Pellini, M.D., chief executive officer of Foundation Medicine. “Since the beginning of the year, we have also made great strides in generating a tremendous amount of data to support the clinical utility of our comprehensive genomic profiling approach across a diverse set of cancers. We expect that these data, coupled with our best-in-class portfolio of analytically validated assays, which now includes FoundationACT, will be critical differentiators with physicians, payers, and most importantly, patients.”

The company’s molecular information knowledgebase, FoundationCORE, grew to nearly 80,000 patient cases. FoundationCORE is a unique asset and critical component of the value that Foundation Medicine delivers to its biopharmaceutical and physician customers. The increasing scale and breadth of a high quality, clinically relevant oncology data set derived from the company’s analytically validated testing platform continues to enhance clinical practice and enable improved outcomes for patients.

Total operating expenses for the first quarter of 2016 were approximately $36.5 million compared with $34.0 million for the fourth quarter of 2015. Net loss was approximately $17.3 million in the first quarter of 2016, or a $0.50 loss per share. At March 31, 2016, the company held approximately $213.5 million in cash, cash equivalents and marketable securities.

Recent Enterprise Highlights

  Launched FoundationACT, the company’s ctDNA assay to clinical customers. FoundationACT was developed with the same rigorous analytical validation standards as FoundationOne and FoundationOne Heme, and is the third clinical product launch by the company in just four years.
  Announced an agreement with AstraZeneca to develop novel companion diagnostic assays to enable physicians to identify patients most likely to benefit from targeted medicines within AstraZeneca’s oncology pipeline.
  Expanded the company’s U.S. laboratory footprint to include a second site at Research Triangle Park in North Carolina. When operational, the company expects this new facility will support continued innovation and expansion of its product portfolio, provide important lab redundancies, increase operational flexibility, and broaden commercial opportunities.

2016 Outlook

Foundation Medicine’s business and financial outlook for 2016 remains unchanged:

  The company expects 2016 revenue will be in the range of $110 to $120 million.
  The company expects to deliver between 37,000 and 40,000 FoundationOne and FoundationOne Heme clinical tests in 2016.
  The company expects operating expenses will be in the range of $175 and $185 million.
  The company expects to expand upon reimbursement progress made in 2015 and drive additional coverage decisions.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, May 3rd at 4:30 p.m. Eastern Time to discuss its financial performance for the 2016 first quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 85678817. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company's website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient's unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine's molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and FoundationCORETM and FoundationACT™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of our products to clinicians, payers and biopharmaceutical companies in the treatment of cancer and the recognition by physicians, payers and patients of the differentiating characteristics of our tests; the number of tests to be conducted, the generation of revenue, and the incurrence of operating expenses in 2016; the expansion of the company’s laboratory operations to a new facility in North Carolina; and payer support for comprehensive genomic profiling, including coverage decisions by Medicare and third-party payers. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine's test, revenue or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company’s products, including FoundationACT, do not perform as expected; establishing a new laboratory facility in North Carolina is delayed, or the new laboratory is not able to provide anticipated operational and commercial benefits to the company; the company's expectations and beliefs regarding the future conduct and growth of Foundation Medicine's business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Quarterly Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

FOUNDATION MEDICINE, INC. Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$30,378	$19,295
Costs and expenses:
Cost of revenue	11,390	8,916
Selling and marketing	13,793	9,821
General and administrative	9,224	8,842
Research and development	13,456	8,688

Total costs and expenses	47,863	36,267

Loss from operations	(17,485)	(16,972)
Other income:
Interest income	178	7

Total other income	178	7

Net loss	$(17,307)	$(16,965)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.50)	$(0.59)

Weighted-average common shares outstanding, basic and diluted	34,537,007	28,609,345

FOUNDATION MEDICINE, INC. Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$86,058	$117,763
Marketable securities	127,441	89,607
Accounts receivable, net	10,569	7,765
Inventory	6,743	7,992
Prepaid expenses and other current assets	5,088	6,517
Total current assets	235,899	229,644
Marketable securities	—	24,939
Property and equipment, net	41,104	41,333
Restricted cash	1,395	1,395
Other assets	2,155	678
Total assets	$280,553	$297,989

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,518	$10,469
Accrued expenses and other current liabilities	14,290	12,822
Deferred revenue	2,027	4,459
Current portion of deferred rent	2,184	2,146
Total current liabilities	27,019	29,896
Other non-current liabilities	9,801	10,404
Total stockholders’ equity	243,733	257,689
Total liabilities and stockholders’ equity	$280,553	$297,989

CONTACT:
Media
Pure Communications, Inc.
Dan Budwick, 973-271-6085
dan@purecommunicationsinc.com
or
Investors
Foundation Medicine
Kimberly Brown, 617-418-2215
ir@foundationmedicine.com